EXHIBIT 11(a)

Consent of Independent Auditors

We consent to the inclusion of our report dated April 29, 2025, with respect to the balance sheet of Red Oak Capital Fund VII, LLC, as of December 31, 2024 and the related statement of operations, changes in member’s deficit, and cash flows for the period February 27, 2024 (date of formation) through December 31, 2024, included in the Offering Circular on Form 1-A POS (File No. 024-12434) of Red Oak Capital Fund VII, LLC.

We also consent to the reference to our firm in the section titled Independent Auditors.

/s/ CohnReznick LLP

Baltimore, Maryland

July 31, 2025